Exhibit 99.1

EP Energy Corporation Restructuring Plan Confirmed by Court

EP Energy Corporation Expects to Emerge from Chapter 11 in the coming weeks Bolstered By $3.3 Billion Deleveraging and New Equity Financing

HOUSTON, March 6, 2020 /PR Newswire/ -- EP Energy Corporation (“EP Energy” or the “Company”) (OTC Pink: EPEGQ) today announced that the United States Bankruptcy Court for the Southern District of Texas (the “Court”) has confirmed the Company’s Plan of Reorganization (the “Plan”). The Company expects to complete its financial restructuring process and emerge from Chapter 11 bankruptcy protection in the coming weeks.

Upon emergence, the Company will reduce its debt by approximately $3.3 billion, will receive approximately $629 million in senior secured exit financing from the Company’s existing revolving loan lenders, and approximately $325 million of new-money equity financing from its existing noteholders. Such deleveraging and financing will ensure that EP Energy will have greater financial flexibility to support ongoing operations.

President and Chief Executive Officer Russell Parker said, “This milestone represents the commitment of our financial restructuring, which is being achieved on an expedited basis thanks to the support of our creditors and stakeholders and their confidence in our long-term value creation opportunities. Confirmation of our Plan enables EP Energy to begin taking the final steps in a process that will significantly reduce our debt and strengthen our capital structure. Based on the strength of our assets and our continued improvement on our operational execution and capital efficiency, EP Energy is poised to succeed in this operating environment and drive value for all our stakeholders.”

Mr. Parker continued, “I want to thank our dedicated team of employees, who have maintained an unwavering focus and advanced our turnaround plan in the face of continued challenging industry dynamics. On behalf of the EP Energy Board and management team, I also want to express my appreciation for the continued partnership and support of our vendors, lessors and royalty owners. We look forward to completing this process over the coming weeks and beginning our next, stronger chapter together.”

Additional Information

Additional resources for vendors, royalty owners, lessors and other stakeholders is available on EP Energy’s restructuring website at www.EPEnergyRestructuring.com. Court filings and other documents related to the Chapter 11 process are available on a separate website administered by EP Energy’s claims agent, Prime Clerk, at https://cases.primeclerk.com/EPEnergy. Information is also available by calling 877-502-9869 (toll-free in the U.S.) or +1-917-947-2373 (for calls originating outside the U.S.) or sending an email to EPEnergyinfo@primeclerk.com. Additional information regarding the Chapter 11 filing is contained in a Current Report or Form 8-K filed with the Securities and Exchange Commission.

Weil, Gotshal & Manges LLP is serving as the Company’s legal counsel, Evercore LLC is serving as financial advisor and FTI Consulting, Inc. is serving as restructuring advisor.

About EP Energy Corporation

The company focuses on enhancing the value of its high quality asset portfolio, increasing capital efficiency, maintaining financial flexibility, and pursuing accretive acquisitions and divestitures. EP Energy is working to set the standard for efficient development of hydrocarbons in the U.S. Learn more at epenergy.com.

Forward Looking Statements

This release includes certain forward-looking statements and projections of EP Energy. Such statements are subject to risks and uncertainties that could cause results to differ materially from the Company’s expectations, including the following: risks and uncertainties relating to the Company’s chapter 11 cases (the “Chapter 11 Cases”), including but not limited to, the effects of the Chapter 11 Cases on the Company and on the interests of various constituents, Bankruptcy Court rulings in the Chapter 11 Cases and the outcome of the Chapter 11 Cases in general, the potential adverse effects of the Chapter 11 Cases on the Company’s liquidity or results of operations; the Company’s ability to obtain debtor-in-possession financing and the amount, terms and conditions of any such financing; uncertainty associated with evaluating and completing any strategic alternatives as well as the Company’s ability to implement and realize any anticipated benefits associated with any alternative that may be pursued; risks related to the expected deregistration of the common stock of EP Energy, and the suspension of our Securities and Exchange Commission reporting obligations; the effects of disruption from the Chapter 11 Cases making it more difficult to maintain business and operational relationships, to retain key executives and to maintain various licenses and approvals necessary for the Company to conduct its business; the consequences of the acceleration of the Company’s debt obligations; risks related to the trading of the Company’s securities on the OTC Pink Market; as well as the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as updated in the Company’s subsequently filed Quarterly Reports on Form 10-Q. While the Company makes these statements in good faith, neither the Company nor its management can guarantee that anticipated future results will be achieved. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise. All forward-looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and, except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Investors

Jordan Strauss

Investor and Media Relations

(713) 997-6791

Jordan.strauss@epenergy.com

Media

Meaghan Repko / Jed Repko

Joele Frank Wilkinson Brimmer Katcher

(212) 355-4449

SOURCE EP Energy Corporation